Exhibit 99.1

Jamba, Inc. Reports Financial Results for Jamba Juice Company for the Sixteen Week Period Ended October 17, 2006

Revenue up 12%; Completion of Merger Lays the Foundation for Future Growth

SAN FRANCISCO, CA — (BUSINESS WIRE) — December 6, 2006 — Jamba, Inc. (NASDAQ:JMBA; NASDAQ:JMBAU; NASDAQ:JMBAW) today reported financial results of its wholly-owned subsidiary, Jamba Juice Company (“Jamba Juice”), for the sixteen week period ended October 17, 2006.

Highlights for Jamba Juice’s sixteen week period ended October 17, 2006 as compared to the sixteen week period ended October 18, 2005 include:

•	Revenue increased 12.3% to $95.2 million;
•	Store-level operating income up $1.4 million; and
•	Opened net 12 company-owned and net 6 franchise stores during the period.

“The most recent period met our expectations given the length of time required to complete our merger. Moreover, during the period we began taking steps towards becoming a successful public company. In the near term, we will continue to make investments to further strengthen the foundation as we prepare to grow and increase Jamba’s brand presence” says Paul Clayton, Chief Executive Officer of Jamba Juice Company.

Revenue for the sixteen week period ended October 17, 2006 increased 12.3% to $95.2 million from $84.8 million in the sixteen week period ended October 18, 2005. This growth in revenue was primarily attributable to revenue from new stores. Jamba Juice opened net 12 company-owned stores and net 6 franchise stores during the sixteen week period ended October 17, 2006, which was in line with Jamba Juice’s internal plan. In the last twelve months, Jamba Juice opened 43 company-owned stores and 18 franchise stores. Comparable store sales for the most recent period were essentially flat, decreasing 0.2% in the current period as compared to a 6.0% increase in the prior year period.

Cost of sales (including occupancy costs) increased to $32.7 million or 34.4% of revenue in the sixteen week period ended October 17, 2006 from $28.2 million or 33.2% in the prior year period. This increase was primarily driven by an increase in commodity costs and higher occupancy costs related to new store unit growth. Store operating expense, which includes the cost of labor and other operating costs, was 37.7% of revenue for the current period versus 38.0% in the prior year period. Store-level operating income, which includes Jamba Juice store revenue less cost of sales, occupancy and store operating expense, increased $1.4 million or 6.3% to $23 million as compared to the prior year period. Please see the reconciliation of store-level operating income, a non-GAAP financial measure, to the GAAP financial measure in the table at the end of this release.

General and administrative expenses were $11.2 million in the sixteen week period ended October 17, 2006, or 11.7% of revenue, compared to $9.4 million in the sixteen week period ended October 18, 2005, or 11.1% of revenue. General and administrative expenses as a percentage of revenue increased due to external legal and accounting transaction related costs, increased staffing to support SEC reporting requirements, and investments in development and training to facilitate store unit expansion.

Income from operations decreased to $6.8 million in the sixteen week period ended October 17, 2006, compared to $8.4 million in the sixteen week period ended October 18, 2005.

Net income for the sixteen week period ended October 17, 2006 was $3.8 million, compared to $4.9 million in the sixteen week period ended October 18, 2005.

On December 5, 2006, Jamba, Inc. also filed a current report on Form 8-K with the Securities and Exchange Commission with further financial details from the sixteen week period ended October 17, 2006 of Jamba Juice Company.

Conference Call

The Company will conduct a conference call at 9:00 AM ET on Wednesday, December 6, 2006. The call can be accessed live over the phone by dialing 800-819-9193 or for international callers by dialing 913-981-4911. A simultaneous webcast of the call will be available by visiting http://www.jambajuice.com. A replay will be available at 11:00 a.m. ET and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the pin number is 6571341. The replay will be available until December 13, 2006.

About Jamba, Inc.

Jamba, Inc. was formed as a result of the merger between Services Acquisition Corp. International and Jamba Juice Company. Jamba Juice Company is a leader in healthy blended beverages, juices and good-for-you snacks. Founded in 1990 in California, Jamba Juice Company has more than 577 company and franchised stores in 23 states nationwide with approximately 9,000 team members as of October 17, 2006. For the nearest location or a complete menu including the new All Fruit Smoothies, please call: 1-866-4R-FRUIT or visit the website at http://www.jambajuice.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Jamba, Inc.’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Jamba, Inc. is engaged; demand for the products and services that Jamba, Inc. provides, general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company does not assume any obligation to update the information contained in this press release.

Contact:

Integrated Corporate Relations

Don Duffy or Brian Prenoveau, 203-682-8200

investors@jambajuice.com

JAMBA JUICE COMPANY AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands)

	October 17, 2006	June 27, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,145	$1,262
Receivables, net of allowances of $95 and $89, respectively	1,761	2,050
Inventories	2,588	2,647
Deferred income taxes	5,909	5,909
Prepaid rent	1,088	2,295
Prepaid expenses and other current assets	2,380	719

Total current assets	15,871	14,882
Property, fixtures and equipment – net	79,766	77,272
Goodwill	2,663	2,663
Other intangible assets – net	256	289
Deferred income taxes	8,321	8,321
Other long-term assets	2,763	2,675

Total assets	$109,640	$106,102

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$7,142	$9,737
Accrued compensation and benefits	8,352	8,682
Workers’ compensation and health self-insurance reserves	3,840	3,669
Accrued store value cards	17,150	15,929
Line of credit note payable	10,400	10,800
Current portion of litigation settlement payable	672	1,120
Other accrued expenses	8,732	7,622

Total current liabilities	56,288	57,559
Deferred franchise revenue	481	432
Deferred rent and other long-term liabilities	11,411	10,810

Total liabilities	68,180	68,801

Commitments and contingencies	—	—
Convertible redeemable preferred stock:
No par value – 30,000,000 shares authorized. Redemption value at October 17, 2006 and June 27, 2006 is $52,162: shares issued and outstanding at October 17, 2006 and June 27, 2006: Series A, 3,000,000; Series B, 2,250,053; Series C, 7,415,206; Series D, 9,998,905; Series E, 2,482,726. Liquidation preference: $62,094	52,162	52,162
Common stockholders’ deficit:
Common stock, no par value – 50,000,000 shares authorized; 10,934,994 and 10,783,220 shares issued and outstanding	—	—
Additional paid-in-capital	12,653	12,255
Accumulated deficit	(23,355)	(27,116)

Total common stockholders’ deficit	(10,702)	(14,861)

Total liabilities and stockholders’ deficit	$109,640	$106,102

JAMBA JUICE COMPANY AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

(In thousands)

	Sixteen Weeks Ended
	October 17, 2006	October 18, 2005
Revenue:
Company stores	$91,571	$82,046
Franchise and other revenue	3,676	2,782

Total revenue	95,247	84,828
Operating expenses:
Cost of sales and occupancy costs	32,723	28,154
Store operating expense	35,870	32,267
Other operating expense	1,579	1,428
Depreciation and amortization	4,330	3,905
General and administrative expense	11,172	9,403
Store pre-opening expense	677	737
Franchise support expense	1,313	427
Loss on asset impairment, store closures and disposals	760	126

Total operating expenses	88,424	76,447

Income from operations	6,823	8,381
Interest expense – net	186	279

Income before income taxes	6,637	8,102
Income tax expense	2,876	3,188

Net income	$3,761	$4,914

SEC Regulation G

Reconciliation of Non-GAAP Store-Level Operating Income to Income

From Operations and Net Income

The Company defines store-level operating income to be store revenue minus operating costs, excluding store closures and impairment costs in the event closure or impairment charges are incurred. It also does not include marketing, general and administrative costs, depreciation and amortization, franchise and other revenue and other operating costs and pre-operating costs. The Company believes that store-level operating income is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate continuing store-level operating efficiency and performance. The Company excludes store closure costs as they do not represent a component of the efficiency of continuing operations. Store impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its stores and not a component of the efficiency of store operations. Store-level operating income is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Store-level operating income as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the sixteen week periods ended October 17, 2006 and October 18, 2005, expressed as a percentage of total revenues, except for the components of operating costs, which are expressed as a percentage of store revenue.

	In Thousands (Unaudited)

	Sixteen Week Period Ended
	October 17, 2006		October 18, 2005
Store revenue	$91,571	96.1%	$82,046	96.7%
Operating costs:
Cost of sales and related occupancy costs	32,723	35.7%	28,154	34.3%
Store operating expense	35,870	39.2%	32,267	39.3%

Non-GAAP store-level operating income	22,978	25.1%	21,625	26.4%

Add - franchise and other revenue	3,676	3.9%	2,782	3.3%
Deduct - franchise and other operating expenses:
General and administrative expense	11,172	11.7%	9,403	11.1%
Depreciation and amortization	4,330	4.5%	3,905	4.6%
Other operating expense	1,579	1.7%	1,428	1.7%
Franchise support expense	1,313	1.4%	427	0.5%
Loss on asset impairment, store closures and disposals	760	0.8%	126	0.1%
Store pre-opening expense	677	0.7%	737	0.9%

Total franchise and other operating expenses	19,831	20.8%	16,026	18.9%

Income from operations	6,823	7.2%	8,381	9.9%

Interest expense, net	186	0.2%	279	0.3%

Net income before income tax	6,637	7.0%	8,102	9.6%
Income tax expense	2,876	3.0%	3,188	3.8%

Net income	$3,761	3.9%	$4,914	5.8%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that store operating costs are expressed as a percentage of store revenues, as opposed to total revenues.